                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement             [_] Confidential, For Use of the
[X] Definitive Proxy Statement                  Commission Only (as permitted
[_] Definitive Additional Materials             by Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to
    (S) 240.14a-11(c) or (S) 240.14a-12


                              HARTMARX CORPORATION
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

[LOGO] HARTMARX
       CONSUMER APPAREL PRODUCTS



                               -----------------

                                    NOTICE
                                      of
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 10, 2003

To the Stockholders of HARTMARX CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Company") will be held at the 410 Club & Conference Center, 410 North Michigan Avenue, Chicago, Illinois, on Thursday, April 10, 2003, at 11:00 A.M., local time, for the following purposes:

      (1) To elect Directors of the Company.

      (2) To consider adopting the 2003 Incentive Stock Plan, a copy of which is set forth in the attached Proxy Statement as Exhibit A.

      (3) To consider ratifying the appointment of independent auditors.

      (4) To consider a proposal submitted by a stockholder of the Company, if such proposal is properly presented at the meeting.

      (5) To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed February 14, 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

   In order that the shares of the Company may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o EquiServe Trust Company, N.A., P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

   A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between March 31, 2003 and April 9, 2003, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Company, 101 North Wacker Drive, Chicago, Illinois 60606.

   A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 2002 are enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ TARAS R. PROCZKO
                                          TARAS R. PROCZKO, Secretary
Chicago, Illinois
March 13, 2003

[LOGO] HARTMARX
       CONSUMER APPAREL PRODUCTS



                               -----------------

                                PROXY STATEMENT
                                      for
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 10, 2003

   The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Company") is the only security entitled to vote at the meeting. On February 14, 2003, the record date for determining the stockholders entitled to vote at the meeting, the Company had 33,043,457 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 3,930 stockholders of record. All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Company's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Company's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

   The enclosed Proxy is solicited by the Company's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Company. The approximate mailing date for this material is March 17, 2003. The Company will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

   Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present.

                        ITEM (1)--ELECTION OF DIRECTORS

   Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the nine nominees named below as directors of the Company. The vote of a plurality of the votes cast at the meeting is necessary for the election of a director. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

   The information shown below includes the principal business affiliations of each nominee for the past five years.

[PHOTO] SAMAUAL A.T. BAKHSH SAMAUAL A.T. BAKHSH, 33--Director since 1995
                            Mr. Bakhsh is a director of the Traco Group of Companies, a privately held investment company. He also serves as a director of several other privately held corporations.
[PHOTO] JEFFREY A. COLE     JEFFREY A. COLE, 61--Director since 1990
                            Mr. Cole is chairman, chief executive officer and a director of Cole National
                            Corporation, a specialty retailer. He is also a director of Pearle Europe B.V.
[PHOTO] RAYMOND F. FARLEY   RAYMOND F. FARLEY, 78--Director since 1981
                            Mr. Farley is retired as president and chief executive officer of S. C. Johnson &
                            Son, Inc. (SC Johnson). He is also a director of Cantilever Technologies, LLC and director emeritus of Snap-on Incorporated.
[PHOTO] ELBERT O. HAND      ELBERT O. HAND, 63--Director since 1984
                            Mr. Hand has been chairman of HARTMARX CORPORATION since 1992. From
                            1992 until 2002 he served as chairman and chief executive officer. He served as a director of Austin Reed PLC, London, England, from 1995 until 2002 and since
                            2002 has served as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm.
[PHOTO] DONALD P. JACOBS    DONALD P. JACOBS, 75--Director since 1980
                            Mr. Jacobs is Dean Emeritus of the J. L. Kellogg Graduate School of
                            Management and Gaylord Freeman Distinguished Professor of Finance at
                            Northwestern University. He is also a director of CDW Computer Centers, Inc.
                            (Computer Discount Warehouse), ProLogis Trust and Terex Corporation.

[PHOTO]                   DIPAK C. JAIN, 45--Director since 2002
                          Mr. Jain is Dean of the J. L. Kellogg Graduate School of Management and
Dipak C. Jain             Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor
                          of Marketing at Northwestern University. From 1996 until 2001 he was Associate
                          Dean for Academic Affairs at Kellogg. Since 1989, Mr. Jain has been a visiting
                          Professor of Marketing, Sasin Graduate Institute of Business Administration,
                          Chulalongkorn University, Bangkok. He is also a director of Deere & Company,
                          Peoples Energy Corporation, a diversified energy company, and Evanston
                          Northwestern Healthcare.
[PHOTO] HOMI B. PATEL     HOMI B. PATEL, 53--Director since 1994
                          Mr. Patel has been president and chief executive officer of HARTMARX
                          CORPORATION since 2002. From 1993 until 2002, he served as president and chief operating officer. He is also a director of the Amalgamated Life Insurance
                          Co.
[PHOTO] MICHAEL B. ROHLFS MICHAEL B. ROHLFS, 51--Director since 1995
                          Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company.
[PHOTO] STUART L. SCOTT   STUART L. SCOTT, 64--Director since 1993
                          Mr. Scott is chairman of Jones Lang LaSalle Incorporated, an international real estate services firm, and a member of the board of LaSalle Hotel Properties, a real estate investment trust. From 1992 to 2001 he was chairman and chief executive officer of LaSalle Partners Incorporated and its successor entities.

--------
Retiring Directors

   Mr. Charles Marshall has decided not to stand for re-election as director at the Annual Meeting. For over two decades, through his dedication, strong sense of responsibility, tireless efforts and valuable contributions to the work of the Board of Directors and the committees on which he sat, Mr. Marshall has served the Company and its stockholders well, guiding the Company to meet the significant challenges facing it. The Company and the Board of Directors express their sincere gratitude to Chuck.

   So as to continue to benefit from his advice and counsel, and in recognition of his valuable service to the Company and its stockholders, the Board of Directors has asked Mr. Marshall to serve as Director Emeritus. In this capacity, he will be invited each year to attend two board meetings that are focused on Company strategy. He will serve as an ex officio, non-voting participant, whose experience and insight will be invaluable during the Board's deliberations.

   The Board of Directors is pleased that Mr. Marshall has accepted this invitation.

   Mr. Donald P. Jacobs has agreed to stand for re-election as a director. In keeping with the Company's Corporate Governance Guidelines and 3-year phase in period of the 72 year age limit, Mr. Jacobs has confirmed his intention to retire at the end of the year, on December 31, 2003. The Board of Directors is grateful that Mr. Jacobs has agreed to continue his service on the Board through the end of the year, at which time he will be invited to serve as a Director Emeritus, thus allowing the Board to continue to benefit from his experience and wisdom.

Board of Director and Committee Meetings

   The Board held 8 meetings in fiscal 2002, one of which was the annual meeting. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for: Mr. Bakhsh who was unable to attend any of the Board or committee meetings on which he serves, due principally to international travel concerns and difficulties; and Mr. Jain who was elected to the Board on July 10, 2002 and who was able to attend one of the two Board meetings after his election. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

   The Audit and Finance Committee presently consists of Mr. Rohlfs, chairman, Mr. Cole, Mr. Jacobs and Mr. Marshall. It met twice in fiscal 2002, and also reviewed with management and the independent auditors each of the Company's quarterly and annual reports prior to their filing with the Securities and Exchange Commission ("SEC"). This committee maintains communications between the directors and independent auditors and assists the Board in its oversight responsibilities relating to the corporate accounting, integrity of financial controls and reporting practices. Please refer to the "Report of the Audit and Finance Committee", below. In addition, this committee oversees the Company's investment policies and methods of financing corporate operations and employee benefits plans.

   The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Marshall and Mr. Scott. It met four times in fiscal 2002. It exercises the full powers of the Board with respect to compensation paid to executives of the Company and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments. Please refer to the "Report of the Compensation and Stock Option Committee" which begins on page 13 below.

   The Nominating and Governance Committee consists of Mr. Scott, chairman, Mr. Bakhsh and Mr. Jacobs. Its function is to review and make recommendations to the entire Board concerning the qualification and selection of candidates for the Board, and to advise and make recommendations on directorship and corporate governance practices. This committee met once in fiscal 2002. Stockholders wishing to suggest qualified candidates for this committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

   The responsibilities of the audit committee functions of the Audit and Finance Committee (the "Audit Committee") are set forth in the "Charter of Scope of Responsibilities, Structure and Processes for Audit Committee Functions", adopted by the Board of Directors. Those responsibilities include providing oversight of the Company's financial reporting process through periodic meetings with the Company's management, independent auditors and internal auditors to review accounting, auditing, internal controls and financial reporting matters. The Audit Committee has the ultimate authority to select the independent auditors, evaluate their performance, approve all audit and non-audit work, and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, the Company's internal audit staff and the Company's independent auditors.

   The Audit Committee consists of the following members of the Company's Board of Directors: Michael B. Rohlfs, Chairman, Jeffrey A. Cole, Donald P. Jacobs and Charles Marshall. Each of the members is independent as defined under the New York Stock Exchange rules.

   In January through March 2003, the Audit Committee directed an extended review by the Company's internal auditors and independent auditors of the accounting records and practices at the Company's International Women's Apparel ("IWA") operating unit after the Company's internal auditors identified certain accounting irregularities. IWA represents approximately 4% of the Company's consolidated sales and constitutes approximately 50% of the Company's Women's Apparel Group segment. As a result of this review, the Company has restated its financial statements for the quarterly periods ended August 31, 2002, May 31, 2002, and February 28, 2002, the fiscal year ended November 30, 2001, each of the quarterly periods for fiscal 2001, and the fiscal year ended November 30, 2000. The Audit Committee has also directed an investigation by outside legal counsel of the facts and circumstances regarding this matter. To address issues identified in its review and investigation, the Audit Committee and management have appointed a new chief financial officer at IWA reporting directly to the Company's chief financial officer, and enhanced existing internal controls and procedures.

   The Audit Committee reviewed and discussed with senior management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2002. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

   The Audit Committee has discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

   The Audit Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") with respect to any relationships between PwC and the Company that in PwC's professional judgment may reasonably be thought to bear on its independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, PwC is independent of the Company.

   Based on the reviews and discussions described above with respect to the Company's audited financial statements, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2002.

   It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company's independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on
(i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company's independent auditors with respect to such financial statements.

   This report by the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, and shall not otherwise be deemed filed under said Acts.

                          AUDIT AND FINANCE COMMITTEE

                          Michael B. Rohlfs, Chairman
          Jeffrey A. Cole      Donald P. Jacobs      Charles Marshall

PricewaterhouseCoopers LLP Fees

  Audit Fees

   For fiscal year ended November 30, 2002, the total fees and expenses for professional services rendered by PwC in connection with (i) the audit of the annual financial statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 2002, May 31, 2002, and August 31, 2002, through February 28, 2003 were $856,600, of which $363,600 was billed during the fiscal year ended November 30, 2002.

  Financial Information Systems Design and Implementation Fees

   There were no fees billed during the fiscal year for Financial Information Systems Design and Implementation.

  All Other Fees

   The aggregate fees for all other professional services rendered by PwC for the Company's most recently completed fiscal year were approximately $96,625. These fees included professional services principally related to income tax matters and required audits performed in connection with the Company's employee benefit plans.

   The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

                             DIRECTOR COMPENSATION

   For 2002, each of the directors not employed by the Company or any of its subsidiaries ("Outside Directors") was paid a $20,000 annual retainer, plus $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Each committee chairman was paid $2,500 annually in addition.

   Each Outside Director also received a cash credit to his or her Deferred Director Stock Award ("DDSA") account equal to $20,000 in lieu of a DDSA award. This DDSA cash credit earns interest at a rate equal to the average rate of interest incurred by the Company for incremental short-term borrowings during the immediately preceding calendar quarter. The interest is credited to each account quarterly. These credited amounts become payable in cash upon the director's death, disability or termination of Board service. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. No Director Stock Options or DDSAs were granted in 2002.

   Certain of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Company agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Company's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Company with respect to such Deferral Account. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

                        EXECUTIVE OFFICER COMPENSATION

   The following table shows the compensation for the past three fiscal years for each of the Company's five most highly compensated executive officers, including the Chief Executive Officer (the "Named Executive Officers").

                          Summary Compensation Table

                                                            Long-Term Compensation
                                                            -----------------------
                                 Annual Compensation                Awards
                          --------------------------------- -----------------------
                                                    Other
Name and                                           Annual   Restricted  Securities  All Other
Principal                                          Compen-    Stock     Underlying   Compen-
Position                  Year Salary(1) Bonus(2) sation(3) Awards(4)  Options/SARs sation(5)
--------                  ---- --------- -------- --------- ---------- ------------ ---------
Elbert O. Hand (6)        2002 $696,833  $      0 $371,918   $199,700    130,000     $7,874
  Chairman of the         2001  737,917         0  313,434          0          0      6,936
  Board                   2000  711,667   409,585  475,133    209,400     80,000      6,297

Homi B. Patel (7)         2002  546,167   100,000   35,449    199,700    130,000      6,887
  President and Chief     2001  578,333         0   34,603          0          0      5,905
  Executive Officer       2000  557,500   332,447  121,423    177,700     70,000      5,293

Glenn R. Morgan           2002  244,833         0        0     36,800     45,000      5,638
  Executive Vice          2001  259,250         0        0          0          0      4,335
  President and Chief     2000  250,250   113,411        0     48,890     25,000      3,781
  Financial Officer

Taras R. Proczko          2002  134,500    25,000        0     40,550     35,000      3,007
  Senior Vice President,  2001  134,125         0        0          0          0      2,615
  General Counsel and     2000  128,542    19,492        0     13,550     15,500      2,122
  Secretary

Linda J. Valentine (8)    2002  128,728         0        0          0     13,500      2,620
  Vice President,         2001  133,950         0        0          0          0      3,388
  Compensation and        2000  129,513    19,492        0          0      6,500      2,540
  Benefits

Andrew A. Zahr            2002  120,271         0        0      3,000     15,000      3,267
  Vice President,         2001  125,083         0        0          0          0      3,374
  Controller              2000  120,167    19,492        0          0      5,000      2,793

--------
(1) Includes amounts paid and deferred.

(2) These amounts represent the total of bonuses paid under the Management Incentive Plan. No bonuses under the Management Incentive Plan have been paid to the Named Executive Officers for fiscal 2002. With respect to Messrs. Patel and Proczko, the amounts shown for fiscal 2002 represent payments made in lieu of base salary increases due to promotions. For Mr. Patel, $100,000 was awarded on April 10, 2002 in recognition of Mr. Patel's assumption of additional responsibilities as chief executive officer; and for Mr. Proczko, $25,000 was awarded on January 16, 2002 in recognition of Mr. Proczko's promotion to senior vice president, general counsel and secretary.

(3) These amounts represent tax gross-up payments on deposits (and on taxable earnings on those deposits) made by the Company into separate trusts for the benefit of each of Messrs. Hand and Patel. These trusts were established pursuant to certain supplemental retirement benefit compensation agreements which are intended to provide Messrs. Hand and Patel with non-qualified pension benefits based upon the benefits which could have been earned under the Company's pension plan but for limitations imposed by the Employee Retirement Income Security Act of 1974. See information under the caption "Pension Plan, " beginning on page 12.

(4) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On December 17, 2001, restricted shares were awarded to the following Named Executive Officers and vest on the first to occur of (i) December 17, 2011; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $4.25 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Hand, 75,000; Mr. Patel, 75,000; Mr. Morgan, 10,000; Mr. Proczko, 12,500; and Mr. Zahr, 2,000. On
    April 10, 2002, restricted shares were awarded to the following Named Executive Officers and vest on the first to occur of (i) April 10, 2012;
    (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $4.25 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Hand, 40,000; Mr. Patel, 40,000; Mr. Morgan, 10,000; and Mr. Proczko, 10,000. The number and value of aggregate restricted stock holdings at the end of fiscal year 2002 were: Mr. Hand, 325,000 ($884,000); Mr. Patel, 290,000 ($788,800); Mr. Morgan, 79,500
    ($216,240); Mr. Proczko, 29,000 ($78,880); Ms. Valentine, 1,750 ($4,760);
    and Mr. Zahr, 3,750 ($10,200).

(5) These amounts represent the Company's contributions to the Hartmarx Savings Investment and Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the plan in 2002 were: Mr. Hand, $4,200; Mr. Patel, $4,200; Mr. Morgan, $4,433; Mr. Proczko, $2,345; Ms.
    Valentine, $1,987; and Mr. Zahr, $2,675. The premiums paid for term life insurance in 2002 were: Mr. Hand, $3,674; Mr. Patel, $2,687; Mr. Morgan, $1,205; Mr. Proczko $662; Ms. Valentine, $633; and Mr. Zahr, $592.

(6) Mr. Hand served as Chief Executive Officer until April 11, 2002 and continues to serve as Chairman of the Board.

(7) Mr. Patel was named Chief Executive Officer on April 11, 2002 and continues to serve as President.

(8) Ms. Valentine's employment with the Company ended effective December 31,
    2002.

Employment and Severance Agreements

   Effective November 27, 2000, the Company entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan, amending and restating existing agreements with each of them. With respect to Messrs. Hand and Patel, the employment and severance agreements were further amended effective April 11, 2002. Mr. Hand's employment agreement is for a term expiring on June 30, 2004, and in the event of a change in control (as defined in the severance agreement) the employment term is extended for an additional year, through June 30, 2005. Mr. Patel's agreement is for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001 and on each anniversary thereof, the term of the agreement is automatically extended by one year unless prior to such date the Company delivers written notice to Mr. Patel or Mr. Patel delivers written notice to the Company, in either case to the effect that the term of the agreement shall not be so extended. The agreement with Mr. Morgan originally provided for a 2-year employment term expiring December 31, 2002, and the agreement was extended for two years, expiring on December 31, 2004. Effective August 8, 2002, the Company entered into separate employment and severance agreements with Mr. Proczko. Mr. Proczko's employment agreement expires December 31, 2004.

   The employment agreements provide that Messrs. Hand, Patel, Morgan and Proczko will receive annual salaries at least equal to their respective annual salaries on the date the agreements were amended and restated (and in the case of Mr. Proczko, on the date the agreement was entered into), with increases to be determined by the Compensation and Stock Option Committee, except for across-the-board reductions similarly affecting all executives of the Company, and provide for participation in the Management Incentive Plan ("MIP"), described below, and in other fringe benefits, including any long-term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or termination of the employment agreement other than in accordance with its terms, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In the case of Mr. Hand, the continuation of salary and fringe benefits is for a term ending on June 30, 2004, and in the case of a change in control, the continuation period is extended through June 30, 2005. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods, and in the case of Mr. Hand, such incentive compensation is appropriately prorated. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Company's stock option plans become immediately exercisable and fully vested, as the case may be.

   The amended and restated severance agreements covering Messrs. Patel and Morgan are for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001 and on each anniversary thereof, the term of the agreement is automatically extended for a one year period, unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, in either case to the effect that the term of the agreement shall not be so extended. In the case of Mr. Proczko, the severance agreement is for a term expiring December 31, 2004, and provides for the same automatic extension as described in the immediately preceding sentence. Pursuant to the severance agreements, the Company has agreed to pay to Messrs. Patel, Morgan and Proczko severance benefits in the event their employment is terminated within 24 months following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or
(iv) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of the executive's annual base salary as of the date the executive's employment is terminated and the executive's annual base salary in effect immediately prior to the change in control, plus three times the executive's target bonus opportunity under the MIP for such year. Fringe benefits would continue to be provided for a period of 36 months.

   Mr. Hand's severance agreement is for a term expiring on June 30, 2004, and the Company has agreed to pay to Mr. Hand severance benefits in the event his employment is terminated following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments payable under Mr. Hand's employment agreement described above, would be the higher of Mr. Hand's annual base salary as of the date of termination or annual base salary in effect immediately prior to the change in control, payable through the earlier of 36 months following the change in control or June 30, 2005 (the "Severance Period"), plus one-twelfth of his target bonus opportunity under the MIP for such year times the number of months remaining in the Severance Period. Fringe benefits would continue to be provided during the Severance Period

   In addition, all stock options and restricted stock granted to each of Messrs. Hand, Patel, Morgan and Proczko under the Company's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Company shall pay to the executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by the executive shall be equal to the severance benefits to be paid to such executive.

   Mr. Zahr has agreed to remain in the employ of the Company, subject to the Company's agreement to pay severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause or (iii) resignation without good reason. Generally, the severance payment would equal one and one-half times the executive's average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs if the executive is then under age 50, otherwise up to two times such average annual compensation; and the executive would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted under the Company's stock option plans (whether or not then fully exercisable).

Stock Option Grants

   The following tables provide information on the Named Executive Officers' option grants in fiscal 2002, option exercises in fiscal 2002 and the value of unexercised options at November 30, 2002.

                     Option Grants in the Last Fiscal Year

                                                                  Potential Realizable
                                                                  Value at Assumed
                                                                  Annual Rates of Stock
                                                                  Price Appreciation
                        Individual Grants                         for Option Term(1)
----------------------------------------------------------------- ---------------------
                               Percent of
                                 Total
                   Number of    Options
                   Securities  Granted to
                   Underlying  Employees  Exercise or
                    Options    in Fiscal   Base Price  Expiration
Name                Granted     Year(2)   ($)/Share(3)    Date    5% ($)     10% ($)
----               ----------  ---------- ------------ ----------  -------   -------
Elbert O. Hand....   80,000(4)    6.57        2.50      12/16/11  125,779    318,749
                     50,000(5)    4.11        2.50      04/09/12   78,612    199,218

Homi B. Patel.....   80,000(4)    6.57        2.50      12/16/11  125,779    318,749
                     50,000(5)    4.11        2.50      04/09/12   78,612    199,218

Glenn R. Morgan...   30,000(4)    2.46        2.50      12/16/11   47,167    119,531
                     15,000(5)    1.23        2.50      04/09/12   23,584     59,765

Taras R. Proczko..   20,000(4)    1.64        2.50      12/16/11   31,445     79,687
                     15,000(5)    1.23        2.50      04/09/12   23,584     59,765

Linda J. Valentine   11,000(4)    0.90        2.50      12/16/11   17,295     43,828
                      2,500(5)    0.21        2.50      04/09/12    3,931      9,961

Andrew A. Zahr....   10,000(4)    0.82        2.50      12/16/11   15,722     39,844
                      5,000(5)    0.41        2.50      04/09/12    7,861     19,922

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as permitted by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Company and overall stock market conditions.

(2) The Company granted options representing 1,217,500 shares to employees in fiscal 2002. Options covering 753,500 shares were granted on December 17, 2001; options covering 461,000 shares were granted on April 10, 2002; and options covering 3,000 shares were granted on August 7, 2002. No stock appreciation rights were granted in tandem with these options.

(3) The exercise price may be paid in cash or by delivery of already owned shares subject to such rules as the Compensation and Stock Option Committee of the Board of Directors may establish. The fair market value on the date of grant of the shares underlying the December 17, 2001 options was $1.62 per share and $2.13 per share for the April 10, 2002 options. The fair market value of the August 7, 2002 options was $2.59 per share.

(4) These options were granted on December 17, 2001, became fully exercisable on December 17, 2002, and are subject to termination between 90 days and three years following termination of employment in certain events.

(5) These options were granted on April 10, 2002, become fully exercisable on April 10, 2003, and are subject to termination between 90 days and three years following termination of employment in certain events.

              Aggregated Option Exercises in the Last Fiscal Year
                       and Fiscal Year-End Option Values

                    Shares             Number of Securities    Value ($) of Unexercised
                   Acquired  Value    Underlying Unexercised     In-the-Money Options
                      on      ($)    Options at Nov. 30, 2002      at Nov. 30, 2002
Name               Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
----               -------- -------- ------------------------- -------------------------
Elbert O. Hand....    0        0          130,000/155,000            7,700/28,600
Homi B. Patel.....    0        0          116,667/153,333            6,600/28,600
Glenn R. Morgan...    0        0            41,667/53,333             2,200/9,900
Taras R. Proczko..    0        0            20,500/35,000             1,540/7,700
Linda J. Valentine    0        0            11,500/13,500               550/2,970
Andrew A. Zahr....    0        0            15,000/15,000             1,100/3,300

                     Equity Compensation Plan Information*

                                         (a)                   (b)                          (c)
-                              ----------------------- -------------------- -----------------------------------
                               Number of Securities to
                                   Be Issued Upon        Weighted-Average   Number of Securities Available for
                                     Exercise of        Exercise Price of      Future Issuance Under Equity
                                Outstanding Options,   Outstanding Options,    Compensation Plans (excluding
Plan Category                    Warrants and Rights   Warrants and Rights  securities reflected in column (a))
-------------                  ----------------------- -------------------- -----------------------------------
Equity compensation plans
  approved by security holders        2,742,829               $3.45                       623,553
Equity compensation plans not
  approved by security holders                0                   0                             0
   Total......................        2,742,829               $3.45                       623,553

--------
*  As of November 30, 2002.

Pension Plan

                                    Years of Credited Service
            -         ------------------------------------------------------
    Average
    Annual Earnings
    (Highest 5 Years     5       10       15       20       25    30 or more
    of Last 10 Years) ------- -------- -------- -------- -------- ----------
        $ 200,000.... $14,946 $ 29,891 $ 44,837 $ 59,783 $ 74,728  $ 89,674
          250,000....  19,112   38,225   57,337   76,449   95,562   114,674
          300,000....  23,279   46,558   69,837   93,116  116,395   139,674
          350,000....  27,446   54,891   82,337  109,783  137,228   164,674
          400,000....  31,612   63,225   94,837  126,449  158,062   189,674
          450,000....  35,779   71,558  107,337  143,116  178,895   214,674
          500,000....  39,946   79,891  119,837  159,783  199,728   239,674
          550,000....  44,112   88,225  132,337  176,449  220,562   264,674
          600,000....  48,279   96,558  144,837  193,116  241,395   289,674
          650,000....  52,446  104,891  157,337  209,783  262,228   314,674
          700,000....  56,612  113,225  169,837  226,449  283,062   339,674
          800,000....  64,946  129,891  194,837  259,783  324,728   389,674
          900,000....  73,279  146,558  219,837  293,116  366,395   439,674
        1,000,000....  81,612  163,225  244,837  326,449  408,062   489,674

   The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Company and designated affiliates on an actuarial basis and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Company or a designated affiliate who participate in The Hartmarx Savings Investment and Stock Ownership Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65, and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime) paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Company (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

   The table above shows the estimated annual benefits payable upon retirement on December 31, 2002 at age 65 to non-union participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended.

   The Company has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations, and such non-qualified pension benefits are included in the table. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 2002 were: 30 for Mr. Hand; 22 for Mr. Patel; 21 for Mr. Morgan; 20 for Mr. Proczko; 19 for Ms. Valentine; and 29 for Mr. Zahr.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Executive Compensation Program

  Compensation Committee Approach

   The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

  . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Company.

  . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

  . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

   In determining the appropriate levels of executive compensation for fiscal 2002, the Compensation Committee took into account the Company's financial performance for 2001. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

   The total compensation program consists of three components:

  Base Salary

   The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to review by independent compensation consultants. Salary ranges are reviewed on a periodic basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

   Salaries are reviewed on an annual basis and salary changes are based upon individual performance within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Company and its operating units. Salary planning surveys utilized include those conducted by WorldatWork (formerly the American Compensation Association) and Hewitt Associates. If the financial performance of the Company results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at or close to the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

   In fiscal 2001, sales and earnings were not achieved in accordance with the business plan and in light of the losses incurred in 2001, a salary reduction program was administered for 2002. Effective February 1, 2002, salaries for employees earning $50,000 or more were reduced as follows:

                      Salary Level         Percent Reduced
                      ------------         ---------------
                      $200,000 or more....        7%
                      $150,000 to $199,999        6%
                      $100,000 to $149,999        5%
                      $ 75,000 to $ 99,999        4%
                      $ 50,000 to $ 74,999        3%

   Pursuant to the salary reduction program, except for Mr. Proczko, the salaries of the Named Executive Officers were reduced according to the above schedule. Upon Mr. Proczko's appointment as Senior Vice President, General Counsel & Secretary in December 2001, the Compensation Committee deferred any promotional increase, determined that Mr. Proczko's salary not be reduced for fiscal 2002 and awarded Mr. Proczko a $25,000 payment in lieu of a promotional increase. The salary of the Chief Executive Officer is separately discussed below.

   The employment agreements with Messrs. Hand, Patel and Morgan provide for their respective annual salaries to be at least equal to their annual salaries for 2000, except for across-the-board reductions similarly affecting all executives of the Company. Similarly, the employment agreement with Mr. Proczko provides for his annual salary to be at least equal to his annual salary for 2002, except for across-the-board reductions similarly affecting all executives of the Company. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Company's short-term and long-term incentive plans.

  Short-Term Incentives

   Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP") which is a plan qualified under Section 162(m) of the Internal Revenue Code. Incentive opportunities are determined in relation to competitive market data provided in the aforementioned national executive compensation surveys and are subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Company's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report and are also accountable for consolidated goals.

   For fiscal 2002, 30 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured on earnings before interest and taxes, sales and adjusted net asset goals and on consolidated pre-tax income. No bonuses under the Management Incentive Plan have been paid to Company executives or to the Named Executive Officers for fiscal 2002. Bonuses paid to other participants in the Management Incentive Plan for fiscal 2002 averaged 21.7% of eligible salaries and 38.7% of maximum incentive opportunities.

  Long-Term Incentives

   Executives are eligible for awards of stock options and/or restricted stock under the Company's 1998 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. Selected senior executives may receive a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance-based vesting whereby increments of the award will vest when the stock price equals or exceeds a certain level for 30 consecutive calendar days. As disclosed in the Table of Option Grants in the Last Fiscal Year on page 11, two stock option grants were awarded to each of the Named Executive Officers. Both the December 2001 and the April 2002 grants were at an exercise price above the fair market value of the Company's stock on the date of grant. In addition, as reflected in the Summary Compensation Table on page 7, Messrs. Hand, Patel, Morgan and Proczko received two restricted stock awards and Mr. Zahr received one restricted stock award.

  Chief Executive Officer Compensation

   Mr. Hand was the Chief Executive Officer until April 11, 2002, at which time Mr. Patel was named Chief Executive Officer. As noted earlier, effective February 1, 2002, the Company put in place and the Compensation Committee approved a salary reduction program. Pursuant to the reduction program, Mr. Hand's and Mr. Patel's salaries were reduced by 7% effective February 1, 2002. Mr. Hand's salary was reduced to $688,200 and Mr. Patel's salary was reduced to $539,400. In recognition of Mr. Patel's election as Chief Executive Officer on April 11, 2002, and his assumption of additional responsibilities attendant to that office, the Compensation Committee decided to defer any promotional increase but on April 10, 2002, awarded a special payment of $100,000 to Mr. Patel. The salary of the Chief Executive Officer is within a competitive range when compared to other chief executive officers of organizations in the same sales volumes as reported in national surveys. As described above, Messrs. Hand and Patel each received two stock option grants and two awards of restricted stock.

   The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Compensation Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Company's Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for shareholder approval as and when required.

   It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Company. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Compensation Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                          Raymond F. Farley, Chairman
          Jeffrey A. Cole      Charles Marshall      Stuart L. Scott

                               PERFORMANCE GRAPH

 Total Cumulative Shareholder Return for Five-Year Period Ending November 30,
                                     2002

   The following graph compares the five year cumulative total shareholder return on the Company's common stock to the Standard & Poor's 500(R) Index and the New Peer Group. The information presented assumes $100 invested at the close of business November 30, 1997 in Hartmarx Corporation common stock and each of the indices, plus the reinvestment of any dividends.

   The New Peer Group, including Hartmarx Corporation, is comprised of:
Ashworth Inc., Columbia Sportswear Co., Cutter & Buck Inc., Haggar Corporation, Kellwood Company, Marisa Christina, Incorporated, Oxford Industries, Inc., Perry Ellis International, Inc., Philips-Van Heusen Corporation, Russell Corporation, Salant Corporation, Sport-Haley, Inc. and Tropical Sportswear Int'l Corporation.

   The New Peer Group is the same as the Old Peer Group which was included in the Company's 2002 Proxy Statement, except that V.F. Corporation has been excluded from the New Peer Group. The Company has decided to exclude V.F. Corporation from the New Peer Group index because its disproportionately large market capitalization as compared to the peer group as a whole does not provide for a meaningful comparison.
   In accordance with the Company's decision to exclude V.F. Corporation from the New Peer Group, for comparison purposes, the indices for both the New Peer Group and the Old Peer Group appear on the graph below.

                                    [CHART]

                     Total Cumulative Shareholder Return for
                   Five-Year Period Ending November 29, 2002

            Hartmarx         Standard &     New Peer        Old Peer
            Corporation      Poor's 500     Group           Group
            -----------      ----------     -------         -------
1997         $ 100.00        $100.00        $100.00         $100.00
1998            72.31         123.66          81.09           97.77
1999            46.92         149.50          61.71           65.68
2000            28.46         143.19          77.22           70.06
2001            22.15         125.70          80.81           88.76
2002            33.48         104.95         103.31          100.43



                      ITEM (2)--2003 INCENTIVE STOCK PLAN

   The Board of Directors has approved, and recommends that the stockholders adopt, the 2003 Incentive Stock Plan (the "2003 Incentive Plan" or the "Plan"). The Board believes that the 2003 Incentive Plan will aid the Company in attracting and retaining key personnel of outstanding ability and will promote the interests of the Company and its stockholders by providing key employees with an opportunity to acquire a proprietary interest in the Company and thereby to develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries. The Board also notes that there exist an insufficient number of shares available for future grants under the existing 1998 Incentive Stock Plan. The 2003 Incentive Plan has been designed so that certain stock awards to senior executives will constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Because executive officers (who may also be members of the Board of Directors) are expected to be eligible to participate in the 2003 Incentive Plan, each of the executive officers of the Company has an interest in the approval of the Plan.

   A description of the 2003 Incentive Plan is set forth below. This summary is qualified in its entirety by the provisions of the Plan, which is attached as Exhibit A to this proxy statement.

SHARES AVAILABLE

   The 2003 Incentive Plan authorizes a total of 1,700,000 shares of Common Stock of the Company ("Shares") to be granted as options, Stock Appreciation Rights ("SARs") and Restricted Stock Awards ("RSAs"); however, no more than 566,666 Shares may be subject to RSAs. The aggregate number of Shares represented by awards granted to any single individual will not exceed 500,000 shares over any consecutive three year period. Shares which are currently available for grant or become available for grant under the existing stock option plans of the Company will be added to the aggregate number of Shares authorized under the 2003 Incentive Plan and all subsequent grants will be made pursuant to the terms of the Plan. At December 31, 2002, 225,694 shares were available for grants and awards under the 1998 Incentive Stock Plan (the "1998 Plan").

   Shares which are subject to awards, including awards of incentive stock options, that are forfeited, expire or are canceled will remain available for the granting of other awards and awards of incentive stock options. If an individual tenders any Shares as full or partial payment to the Company in connection with any exercise of a stock option, the number of Shares available under the Plan will increase by the number of Shares tendered. If an individual settles an SAR in cash, the Shares covered by such award will remain available for other awards under the Plan. In addition, any Shares that are issued by the Company in connection with or with respect to any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for awards under the Plan. All shares available under the 2003 Incentive Plan are subject to adjustments that may be made for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding Shares.

ADMINISTRATION

   The 2003 Incentive Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is comprised of two or more non-employee members of the Board who shall qualify to administer the Plan as contemplated by Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act"), Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable law or securities exchange rule. The Committee will have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it deems necessary or proper, including, but not limited to, selecting award recipients, establishing all award terms and conditions, amending award terms and conditions and adopting procedures and regulations governing such awards.

ELIGIBILITY

   Awards may be granted to employees of the Company and its subsidiaries, as selected from time to time by the Committee, who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and in consideration of competitive practices. Eligible employees include officers of the Company who are directors, but directors who are not employees of the Company will not be eligible to receive awards under the Plan. Employees may also include employees of an entity acquired by or merged into the Company pursuant to the assumption, replacement or substitution of awards previously issued by such entity. The approximate number of person by class eligible to receive awards under the Plan are 32 executives of the Company (including the Named Executive Officers) and its subsidiaries and 245 non-executive employees of the Company and its subsidiaries.

TYPES OF AWARDS

   Awards may be granted singly, in combination or in tandem and may be the payment form for grants or rights under any other employee or compensation plan of the Company, including any long term incentive plan which the Company presently has in effect or which the Company may subsequently adopt.

   Options granted under the Plan may be in the form of incentive stock options ("ISOs") which comply with Section 422 of the Code, provided, however, that the number of Shares covered by awards in the form of ISOs will not exceed 1,000,000. ISOs are, generally, identical to other options but have different tax consequences to the optionee and the Company. The purchase price per Share for each stock option will be not less than 100% of the fair market value on the date of grant; however, in no event shall the purchase price be less than the par value per Share. Fair market value is defined for all purposes under the Plan as the average of the high and low prices of a Share on the New York Stock Exchange as reported in The Wall Street Journal or similar readily available public source. Shares covered by stock options may be purchased at the time of exercise by cash payment or such other method permitted by the Committee. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering Shares to the Company.

   SARs will be payable in cash, Shares or a combination of both and will be equal to the excess of the fair market value of a specified number of Shares on the exercise date over the fair market value of such Shares on the grant date, except that SARs granted retroactively in tandem with or in substitution for a stock option will be valued no lower than the fair market value on the date such stock option was granted and in no event shall the value of the option be less than the par value per Share.

   RSAs may be made in Shares or denominated in units equivalent in value to Shares and will be subject to such conditions and restrictions as are established by the Committee.

   The Committee may provide that any awards under the Plan earn dividend or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an individual's account.

   Effectiveness of the Plan is contingent on stockholder approval. No awards have been made under the Plan and the Plan grants the Committee broad discretion in determining the nature, size and terms of awards. Accordingly, the benefits and amounts to be received under the Plan are not presently determinable. However, if the 2003 Incentive Plan is approved, it is likely that the Committee will continue to make awards of options to a group of eligible employees selected annually from key employees of the Company and its subsidiaries. In addition, the Company has in effect a stock-based long term incentive plan for a significantly smaller group of the Company's most senior executives which provides for larger individual grants based on performance criteria, including growth in stockholder value, over a longer term.

PAYMENTS

   Payment of the awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee may determine and with such restrictions as the Committee may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan.

RESTRICTIONS ON TRANSFERABILITY

   Except as otherwise provided by the Committee in the award document, awards shall not be transferable except as designated by a participant by will or the laws of descent and distribution or pursuant to a domestic relations order. The Committee may provide for the transferability of particular awards by gift or other transfer to (A) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest or (B) a spouse or other immediate relative.

REPRICING OF OPTIONS; AMENDMENT AND TERMINATION

   The Board of Directors and the Committee may not, without further shareholder approval, reprice stock options granted under the Plan. The Board of Directors may amend, suspend or terminate the 2003 Incentive Plan provided that no such amendment, suspension or termination may, without the consent of the individual to whom an award has been previously granted, adversely affect the rights of such individual under such award. In addition, any amendments or modifications to the Plan which require stockholder approval pursuant to applicable law or securities exchange rule, or as necessary to continue to qualify compensation payable under the Plan for purposes of Section 162(m) of the Code, shall be effected only with such stockholder approval. The term of the Plan is indefinite.

FEDERAL INCOME TAX TREATMENT

   Under the present Code, the Federal income tax consequences of the grant and exercise of options to purchase Shares, and the sale of such Shares, will depend upon whether or not the option is an incentive stock option. No tax is imposed on the grantee, and no deduction is available to the Company, at the time of grant of an option or an SAR. Upon the exercise of an option (other than an incentive stock option) or an SAR, generally the grantee will be treated as receiving compensation (and the Company will be entitled to a deduction) equal to the excess of the fair market value of the related shares at the time of exercise over the exercise price. If Shares are delivered by the optionee as payment for the exercise of an option (other than an incentive stock option), no amount will be includable in the optionee's gross income with respect to the number of shares received, up to the number delivered, and the optionee's basis in the number of shares so acquired will be the same as his basis in the number of shares delivered; the fair market value of any additional shares so received will be includable in the optionee's gross income and this amount will become the basis for those shares. According to proposed regulations issued by the Internal Revenue Service, the fair market value of any additional shares received upon the exercise of an incentive stock option by delivery of Shares would not be includable in the optionee's gross income and the optionee's basis for such additional shares will be zero.

   Upon the exercise of an incentive stock option no tax is imposed on the optionee and no deduction is available to the Company if the optionee was an employee of the Company or a subsidiary within three months prior to the date of exercise (or within one year if the optionee is disabled), and does not sell the shares thereby acquired less than two years from the date of grant or one year from the date of exercise. If a deceased optionee's estate exercises an incentive stock option, the employment and holding periods are inapplicable. However, the excess of the fair market value of incentive stock option shares at the time of exercise over the option price for such shares will be an alternative minimum tax adjustment item for the optionee at the time of exercise, and upon the sale of such shares following expiration of the applicable holding period, the excess of the sales proceeds over the exercise price will be treated as a capital gain to the optionee, and no tax deduction will be available for the Company. Except as discussed above, if an optionee sells such shares prior to the expiration of the applicable holding periods (or if the option is otherwise disqualified from receiving incentive stock option treatment), the federal income tax consequences of the grant and exercise of the incentive stock option and the sale of such shares will be the same as those applicable to other options for both the optionee and the Company.

   Ownership of shares covered by RSAs granted under the Plan will be subject to a "substantial risk of forfeiture" within the meaning of the Code. The grantee will be treated as receiving compensation (and the Company will be entitled to a deduction, subject to the limitations of Section 162(m) of the
Code) equal to the fair market value of the shares on the date such restrictions lapse. Any payments to the grantee in respect of dividends otherwise payable on shares still subject to restrictions under the Plan will also be treated as compensation and a corresponding deduction will be available to the Company. Under certain circumstances, however, an RSA will be taxable and a corresponding deduction will be available to the Company at the time the RSA is granted. In this event, payments to the grantee in respect of dividends will not be deductible by the Company. The difference between the amount received upon the sale or other transfer of shares previously subject to restrictions and the fair market value on the date the restrictions lapse (or the date of the grant of the RSA) will be treated as a short-term or long-term capital gain or loss under the Code depending upon the length of time such shares are held after the RSA is first taxable to the grantee.

   On February 14, 2003, the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange was $2.02.

   The affirmative vote of a majority of the votes cast on this proposal is required for approval of the 2003 Incentive Plan, provided that the total votes cast on the proposal represents over 50% of all outstanding shares of Common Stock entitled to vote on the proposal. For purposes of the vote on the 2003 Incentive Plan, an abstention or a broker non-vote will have the same effect as a vote against the proposal, unless holders of more than 50% of all outstanding shares of Common Stock entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote. If approved, the 2003 Incentive Plan will become effective immediately.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                                  IN FAVOR OF
                 THE ADOPTION OF THE 2003 INCENTIVE STOCK PLAN

                               NEW PLAN BENEFITS

   As of the date of this Proxy Statement, no awards have been made under the 2003 Incentive Stock Plan. Because awards will be authorized by the Compensation and Stock Option Committee in its discretion, the benefits or amounts to be received under the 2003 Incentive Stock Plan by any particular employee or group of employees are not presently determinable.

                       ITEM (3)--APPOINTMENT OF AUDITORS

   Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors of the accounts of the Company and its subsidiaries for the 2003 fiscal year. PricewaterhouseCoopers LLP has been regularly engaged in this capacity by the Company for more than 80 years. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

   The affirmative vote of a majority of the votes cast on this proposal will constitute the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the accounts of the Company and its subsidiaries for the 2003 fiscal year. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. While stockholder ratification is not required, the Company considers such ratification to be a desirable practice, and if the affirmative vote is less than a majority of the votes cast, the Board would reconsider the appointment.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                  IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                        ITEM (4)--STOCKHOLDER PROPOSAL

   John R. Meinert, 634 North Ironwood Drive, Arlington Heights, IL 60004, representing to be the beneficial owner of 94,953 shares of the Company's common stock, has given notice that he intends to present the following proposal for consideration at the Annual Meeting. The affirmative vote of a majority of the votes cast is required for approval of this stockholder proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. The directors disclaim any responsibility for the contents of the proposal or the statement in support, both of which are presented as received from Mr. Meinert.

   "Resolved: That the stockholders of Hartmarx Corporation hereby request that its Board of Directors immediately take all steps necessary to redeem, repeal or terminate all the Rights distributed under its Stockholder Rights Plan (the 'Poison Pill')."

   The following statement was submitted by Mr. Meinert in support of the resolution:

      "Corporate Governance Guidelines to Enhance Commitment to Shareholders" as announced by our Company in August 2002 deals with important issues. However, the Board failed to respond to the two Shareholder Proposals which won favorable majority votes at the 2002 annual meeting. The Board's "Commitment to Shareholders" ignores its responsibility to respond to these resolutions, even though the absurd claim that the Poison Pill is for our "protection" was rejected, with only 20% or 4,763,649 of all shares voted at the annual meeting supporting it, while 2.7 times that number voted to get rid of the Poison Pill.

      While disregarding our majority votes on proposals, the Board has taken the contradictory position in opposing cumulative voting, claiming that a majority vote should govern by taking all the board seats, rather than providing for a minority to be elected in proportion to our votes - which would conform to our U.S. political system of allowing them a voice although the majority maintains control.

      The Board has an embarrassing record of always circumventing shareholder votes on the Poison Pill. After three majority votes to get rid of it--the third in 1993 won by 80%--the Board nevertheless replaced the Poison Pill expiring in 1996, without shareholder approval, knowing that it would certainly be denied. The Board also stated that approval by lenders is necessary for redemption (one penny each for 32 million is only $320,000) but avoided pointing out that the Board created it and could get rid of it other than by redemption.

      The times and financial situation are far different than when I retired as Hartmarx Chairman in 1990. The Poison Pill is now unnecessary and unattractive to existing and potential shareholders, who should not be discouraged from purchasing shares, and market value should be enhanced by its removal, according to objective studies of this issue. The Board would retain the power it needs to carry out its commitment to shareholders, who are well protected under Delaware law and must have the right to decide on what they consider a "Fair Price" if proposals are being negotiated by our Board, but meanwhile, the purchases of Hartmarx shares should not be blocked by the Poison Pill.

      Because current Delaware law does not allow this resolution to "require" action, this is a "request" that makes it even more important that you mark your proxy FOR this resolution.

Company Statement

   The Board of Directors has again considered this advisory proposal and recommends a vote against this proposal. Your Board's fiduciary duty to all stockholders is to evaluate any bona fide acquisition offer presented to the Board, and to determine whether any offer would deliver full value to all stockholders. The Company's Stockholder Rights Plan enhances your Board's ability to fulfill this duty.

   Over 2,000 stockholder rights plans have been adopted by the boards of directors of public companies who believe that rights plans are effective tools to protect the interests of all stockholders. The Company's Stockholder Rights Plan provides major benefits to stockholders and enables your Board, as your elected representatives, to protect the interests of the Company's stockholders in the event of an acquisition offer. The Rights Plan strengthens your Board's bargaining position with a prospective bidder and gives the Board a greater period of time to evaluate, among other things, the bona fides of an acquisition offer.

   This advisory proposal, in substance, is a repeat of a proposal presented by the same proponent at last year's annual meeting. At the Company's 2002 annual meeting, approximately 39% of all shares outstanding voted in favor of the advisory proposal to redeem, repeal or terminate the Rights Plan, while 49% of all shares outstanding (which includes 15% voting against, 16% broker non-votes, and 18% abstaining) did not vote in favor of the proposal. Twelve percent of shares outstanding were not present at the 2002 meeting.

   The Board of Directors will continue to evaluate the merits and costs associated with the Rights Plan. The Board will also continue to consider the advice of experienced legal and financial advisors regarding the takeover climate and the Company's financial condition, and will take such actions as the Board determines to be in the best interests of stockholders, consistent with its fiduciary duties.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL

                 Security Ownership of Directors and Officers

                                                                 Shares
                                                               Potentially
                                                                 Subject
                                                                   to
                                 Beneficial                    Acquisition
                                 Ownership   DDSA     Other     Within 60  Percentage
Name                              (1), (2)   Units  Ownership     Days      of Class
----                            ----------   ------ ---------  ----------- ----------
Samaual A.T. Bakhsh . .........    21,171     6,870      --        21,171        *
Jeffrey A. Cole . . . . . . ...    38,266     7,796      --        26,466        *
Raymond F. Farley . . . .......    47,613     8,351      --        41,096        *
Elbert O. Hand . . . . . . ....   790,289        --     300(3)    655,000     2.35%
Donald P. Jacobs . . . . ......    61,352     8,351   3,000(4)     42,458        *
Dipak C. Jain . . . . . . . . .        --        --      --            --       --
Homi B. Patel . . . . . . . ...   842,759        --      --       610,000     2.50%
Michael B. Rohlfs . . . . .....    21,461     6,870      --        21,461        *
Stuart L. Scott . . . . . . . .   101,920     7,320      --        52,320        *
Glenn R. Morgan . . . . . .....   261,305        --     465(5)    189,500        *
Taras R. Proczko . . . . . ....   108,349        --      --        99,500        *
Linda J. Valentine . . . . ....    38,231        --      --        26,750        *
Andrew A. Zahr . . . . . ......    61,333        --      --        38,750        *
All Directors and
 Executive Officers as a
 Group (14 persons) . ......... 2,646,626(6) 45,558   6,090     2,057,972     7.54%

--------
*  Less than 1%.

(1) For Outside Directors, the amounts include all shares actually or potentially subject to acquisition through the exercise of vested Director Stock Options ("DSOs") within 60 days and also include Director Deferred Stock Awards ("DDSAs"). DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

(2) For Company officers, the amounts include all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $10 for 30 consecutive calendar days. All options are granted at the market price on the date of grant (but not less than $2.50 per share) and are not discounted. The amounts also include shares of restricted stock which vest when the closing stock price exceeds $9 or $11.50, respectively, for 30 consecutive calendar days, and include shares of restricted stock which vest when the closing stock price equals or exceeds $4.25, $7.52, $9 and $12.50, respectively, for 30 consecutive calendar days.

(3) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.

(4) Shares held by Mr. Jacobs' wife.

(5) Shares held as custodian for child under the Uniform Gift to Minors Act.

(6) The beneficial ownership of all directors and executive officers as a group includes 2,057,972 shares (5.86%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards or the settlement of DDSAs.

            Section 16(a) Beneficial Ownership Reporting Compliance

   The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its directors, executive officers and beneficial owners of more than 10% of the Common Stock. Based solely on our records of reports filed and written representations from directors, executive officers and such beneficial owners, the Company believes that all Section 16(a) filing requirements were met during fiscal 2002.

                           OWNERSHIP OF COMMON STOCK

   Beneficial owners of more than five percent of the Common Stock, as shown by information received by the Company, are listed below*:

                                     Amount and Nature of Beneficial Ownership
                                    ----------------------------------------
                                      Voting Power   Investment Power
                                    ---------------- ----------------
                                                                      Percent
Name and Address of                                                     of
Beneficial Ownership                  Sole    Shared   Sole    Shared  Class
--------------------                --------- ------ --------- ------ -------
Abdullah Taha Bakhsh
  c/o Traco
  P.O. Box 459
  Jeddah, Saudi Arabia............. 5,548,076    0   5,548,076    0    16.80(1)

Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401... 2,597,900    0   2,597,000    0     7.87(2)

Royce & Associates, LLC
  1414 Avenue of the Americas
  New York, New York 10019......... 2,179,100    0   2,179,100    0     6.60(3)

Franklin Resources, Inc.
  One Franklin Parkway
  San Mateo, California 94404...... 1,863,200    0   1,863,200    0     5.64(4)

BNY Western Trust Company, Trustee
  601 Union Street, Suite 520
  Seattle, Washington 98101
          and
Vanguard Fiduciary Trust Company,
  1000 Vanguard Boulevard
  Malvern, Pennsylvania 19355
  under the Company's Savings
  Investment and Stock
  Ownership Plan...................        --   --          --   --      -- (5)

The Northern Trust Company, Trustee
  of the Company's Retirement
  Income Plan
  50 South LaSalle Street
  Chicago, Illinois 60675..........        --   --          --   --      -- (6)

--------
* On December 31, 2002, the Company had outstanding 33,015,715 shares of Common Stock.

(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"), except for 385,466 shares which are held of record by Traco International, N.V. ("Traco"). Both corporations are controlled by Mr. Bakhsh. Emerson has represented to the Company that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's shares.

(2) Dimensional Fund Advisors, Inc. ("Dimensional"), an investment adviser registered under the Investment Advisors Act of 1940, has represented that it furnishes investment advice to four companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." Dimensional is deemed to be the beneficial owner of 2,597,900 shares as of December 31, 2002, all of which shares are held by the Funds and has disclaimed beneficial ownership of all such shares.

(3) Royce & Associates, LLC, an investment adviser registered under the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 2,179,100 shares as of December 31, 2002, with sole power to direct the vote and disposition of said shares.

(4) Franklin Resources, Inc. ("Franklin"), a global investment management company which manages mutual funds and other investment vehicles for individuals, institutions, pension plans, trusts and other clients, is deemed to be the beneficial owner of 1,863,200 shares, all of which shares are held in various investment companies registered under the Investment Company Act of 1940, trusts and accounts. Franklin has disclaimed beneficial ownership of all such shares.

(5) Under the Hartmarx Savings Investment and Stock Ownership Plan (the "Plan"), Vanguard Fiduciary Trust Company is the Trustee of all shares held in participants' SIP accounts, while BNY Western Trust Company is the Trustee of all shares held in participants' ESOP accounts. At December 31, 2002, the Trustee held 1,695,505 shares (5.14%) for the SIP accounts and 1,290,768 shares (3.91%) for the ESOP accounts. The Trustees vote all shares held by the respective Plan Trusts proportionally as directed by participants' instructions.

(6) The Northern Trust Company acts as Trustee of The Hartmarx Retirement Income Plan ("RIP"), a defined benefit pension plan. At December 31, 2002, the Trustee held 4,337,399 shares (13.14%) for RIP. The Trustee votes all shares held by the plan as directed by the Company.

                         PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

   The Company's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Company no earlier than November 15 and no later than December 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder, and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

   Under applicable rules of the Securities and Exchange Commission, any proposal which a security holder intends to call upon the Company to include in its 2004 Proxy Statement must be received at the principal office of the Company no later than November 19, 2003.

   The Company's By-Laws require that written notice of proposals to be presented at the 2004 Annual Meeting, but that are not intended for inclusion in the 2004 Proxy Statement, be delivered to the Secretary of the Company at its principal executive offices no earlier than November 15 and no later than December 15 immediately preceding the meeting. Such notice to the Company must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any other information which is required to be furnished by the stockholder pursuant to applicable laws and regulations. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

   The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          /s/ TARAS R. PROCZKO
                                          TARAS R. PROCZKO, Secretary

Chicago, Illinois
March 13, 2003

                                   EXHIBIT A

                             HARTMARX CORPORATION
                           2003 INCENTIVE STOCK PLAN

1.  Purpose of the Plan

   The purpose of the 2003 Incentive Stock Plan (the "Plan") is to promote the interests of Hartmarx Corporation, a Delaware Corporation (the "Company"), and its stockholders by providing key employees of the Company and its subsidiaries with opportunities to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company and its subsidiaries. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability.

2.  Available Shares of Common Stock

   2.1 Limitations--Subject to the provisions of Section 2.3 of the Plan, the aggregate number of shares of Common Stock of the Company ("Shares") subject to options, Stock Appreciation Rights ("SARs") and Restricted Stock Awards ("RSAs") which may be issued to participants under the Plan shall be 1,700,000 Shares, provided that no more than 566,666 of such shares shall be granted as RSAs. Shares which are currently available for grant or become available for grant under the existing stock option plans of the Company will be added to the aggregate number of shares authorized under the Plan, and all subsequent grants will be made pursuant to the Plan. The aggregate number of Shares that may be represented by awards granted to any single individual under the Plan shall not exceed 500,000 Shares within any consecutive three year period of time. Further, the aggregate number of Shares that may be covered by awards made in the form of Incentive Stock Options ("ISOs") intended to comply with Section 422 of the Code shall not exceed 1,000,000.

   2.2 Usage and Replenishment--Shares which are subject to awards, including awards of incentive stock options, that are forfeited, expire or are canceled will remain available for the granting of other awards and awards of incentive stock options. Any Shares tendered, either actually or by attestation, by a person as full or partial payment made to the Company in connection with any exercise of a stock option under the Plan shall increase the number of Shares available under the Plan. In instances where an SAR or an award granted pursuant to Section 6.3 of the Plan is settled in cash, the Shares covered by such award shall remain available for awards under the Plan. Likewise, cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the Shares available for issuance under the Plan. Further, any Shares that are issued by the Company in connection with or with respect to any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for awards under the Plan.

   Any Shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares of Common Stock, and no fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

   2.3 Adjustments--In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or share price, such proportionate adjustments, if any, as the Committee (as defined in Section 3.1, below) in its discretion may deem appropriate to reflect such changes shall be made with respect to: (i) the limitations on the numbers of Shares that may be issued and represented by awards under the Plan as set forth in Section 2.1; (ii) the number of Shares under each outstanding award made under the Plan; and (iii) the exercise price per Share for any outstanding stock options, SARs or similar awards under the Plan.

3.  Plan Administration

   3.1 Committee--The Compensation and Stock Option Committee (the "Committee") of the Board of Directors (the "Board") of the Company shall be responsible for administering the Plan. The Committee shall be comprised of two or more non-employee members of the Board who shall qualify to administer the Plan as contemplated by Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act"), Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable law or securities exchange rule. Each member of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.

   3.2 Committee Authority--The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions, adopting modifications, amendments, procedures and regulations governing awards, and making all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate such non-discretionary administrative duties under the Plan as it shall deem necessary and advisable. All decisions made by the Committee shall be final and binding on all persons affected by such decisions.

4.  Eligibility

   Awards may be granted under the Plan to those employees of the Company as the Committee may from time to time select. This may include employees of an entity acquired by or merged into the Company pursuant to the assumption, replacement or substitution of awards previously issued by such entity. In no event may an award be granted under the Plan to any person who is not an employee, except in circumstances involving the grant of an award made in tandem with or replacement of an earlier award made under the Plan to a former employee of the Company. For purposes of participation in the Plan, the term "Company" shall include any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee.

5.  Fair Market Value

   "Fair Market Value" for all purposes under the Plan shall mean the average of the high and low prices of a Share on the New York Stock Exchange as reported in The Wall Street Journal or similar readily available public source for the date in question. If no trading of Shares occurred on such date, the average price of a Share as reported for the preceding day on which sales of Shares were made shall be used.

6.  Awards

   6.1 General--The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company including the plan of any acquired entity. The types of awards that may be granted under the Plan are:

   6.2 Stock Options--A stock option shall represent a right to purchase a specified number of Shares during a specified period as determined by the Committee. The purchase price per Share for each stock option shall be not less than 100% of the Fair Market Value on the date of grant, and in no event shall the purchase price be less than the par value of the Shares. A stock option may be in the form of an ISO which, in addition to being subject to the applicable terms, conditions, and limitations established by the Committee, complies with all applicable provisions of
Section 422 of the Code, and the rules and regulations promulgated thereunder. The Shares covered by a stock option may be purchased at the time of the exercise by cash payment or such other method permitted by the Committee, including (i) tendering (either actually or by attestation) Shares valued at the Fair Market Value at the date of exercise; (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or
(iii) any combination of the above. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering Shares to the Company. Any restoration stock option will cover the number of Shares tendered in exercising the predecessor option and may include the number of shares withheld to settle appropriate tax withholding, with the stock option purchase price set at the then-current Fair Market Value or par value of the Shares, if higher, and would not extend beyond the remaining term of the original option.

   6.3 Stock Appreciation Rights--An SAR shall represent a right to receive a payment, in cash, Shares or as a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement, except if an SAR is granted retroactively in tandem with or in a substitution for a stock option, the designated Fair Market Value in the applicable award agreement may be no lower than the greater of (i) the Fair Market Value on the date such stock option was granted or (ii) the par value of the Shares. The Committee shall never grant an SAR in conjunction with a stock option which permits more than one-half of the gain in the market price from the time of grant to the time of exercise to be paid in the form of a cash payment for any individual optionee with respect to any single grant. In lieu of exercising such SAR, an optionee to whom the SAR is granted by the Committee may elect to purchase all, or any portion of, such shares at the date of exercise.

   6.4 Restricted Stock Awards--An RSA shall represent an award made in Shares or denominated in units equivalent in value to Shares. All or part of any RSA will be subject to conditions and restrictions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, and/or the achievement of performance goals which may be measured based on absolute Company or business unit performance or based on comparative performance with other companies. Among the performance measures that may be used are targeted stock price, total stockholders' return, earnings and revenue growth, and performance ratios such as profit return on assets, stockholders' equity or revenues.

7.  Dividends and Dividend Equivalents

   The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or share equivalents.

8.  Payments and Payment Deferrals

   Payment of awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in share equivalents.

9.  Transferability

   Except as otherwise provided by the Committee, awards granted under the Plan shall not be transferable or assignable other than as designated by the participant by will or by the laws of descent and distribution, or pursuant to a domestic relations order. The Committee may provide for the transferability of particular awards, by gift or other transfer to (A) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest or (B) a spouse or other immediate relative; provided, however, that any award so transferred shall continue to be subject to all the terms and conditions contained in the agreement evidencing such award. And, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distribution under the Plan upon the death of the participant.

10.  Change-In-Control

   The Committee may provide for appropriate adjustments (including the acceleration of vesting) and settlements of awards, either at the time an award is granted or at a subsequent date, either in contemplation of or in the event that the Company undergoes a change in control or is not to be the surviving corporation in a merger or consolidation with another corporation, or in the event of a liquidation or reorganization of the Company.

11.  Award Agreements

   Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event the participant's employment terminates, and any Committee authority to amend, modify, suspend, cancel or rescind any award. The Committee need not require the execution of any such agreement, in which case acceptance of the award by the respective participant shall constitute agreement by the participant to the terms of the award.

12.  Plan Amendment

   The Committee may terminate or amend the Plan or any portion thereof at any time, except that no termination, modification or amendment of the Plan shall adversely affect the rights of a participant under an award previously granted without the consent of a participant. Notwithstanding the foregoing, any amendments or modifications of the Plan which require stockholder approval pursuant to applicable law or securities exchange rule, or as necessary to continue to qualify compensation payable under the Plan for purposes of Section 162(m) of the Code, shall be effected only with such stockholder approval.

13.  Stock Option Re-pricing

   The Committee shall not re-price any stock options granted under the Plan except with the approval of the affirmative vote of the majority of the Shares voting at a meeting of stockholders of the Company.

14.  Tax Withholding

   The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law or such greater amount of withholding as the Committee shall determine from time to time, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholding, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such award.

15.  Other Benefit and Compensation Programs

   Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt such other compensation programs, plans or arrangements as it deems appropriate or necessary.

16.  Regulatory Approvals

   The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

17.  Future Rights

   No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause.

18.  Governing Law

   The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

19.  Successors and Assigns

   The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors. However, no award or other interest in the Plan may be assigned, pledged or otherwise alienated, except to the extent permitted in accordance with Section 9 of the Plan and the applicable award agreement.

20.  Effective Date and Stockholder Approval of Plan

   The Plan shall become effective as of April 10, 2003, subject to the approval and ratification of the Plan at the Annual Meeting of Stockholders of the Company held on April 10, 2003, by the affirmative vote of the majority of the Shares voting at the meeting. The Plan shall remain in effect until terminated by the Board. If the Plan is terminated, the terms of the Plan and rights of participants shall continue to apply to all awards made prior to such termination.

        PROXY Solicited by the Board of Directors of HARTMARX CORPORATION

     Elbert O. Hand, Homi B. Patel, Taras R. Proczko, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 10, 2003, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SET FORTH IN ITEM (1) AND LISTED ON THE REVERSE SIDE, FOR THE PROPOSAL REGARDING THE 2003 INCENTIVE STOCK PLAN SET FORTH IN ITEM (2), FOR THE PROPOSAL SET FORTH IN ITEM (3), AGAINST THE ADVISORY STOCKHOLDER PROPOSAL REGARDING THE STOCKHOLDER RIGHTS PLAN SET FORTH IN ITEM (4), AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                  (Continued, and to be signed, on other side)
                  --------------------------------------------

________________________________________________________________________________


     (1)  ELECTION OF DIRECTORS (Item (1) of Proxy Statement).

          [_] FOR all nominees listed hereon (except as marked to the contrary below):

          Samaual A.T. Bakhsh       Elbert O. Hand         Homi B. Patel
          Jeffrey A. Cole           Donald P. Jacobs       Michael B. Rohlfs
          Raymond F. Farley         Dipak C. Jain          Stuart L. Scott


          To withhold authority to vote for any individual nominees, write names in the space below.

          ______________________________________________________________________


          [_]  WITHHOLD AUTHORITY to vote for all nominees listed above.

     (2)  TO ADOPT the 2003 Incentive Stock Plan (Item (2) of Proxy Statement).


          [_]    FOR                [_]    AGAINST         [_]    ABSTAIN

     (3) TO RATIFY the appointment of independent auditors (Item (3) of Proxy Statement).


          [_]    FOR                [_]    AGAINST         [_]    ABSTAIN

     (4) Stockholder Proposal: re Stockholder Rights Plan (Item (4) of Proxy Statement).


          [_]    FOR                [_]    AGAINST         [_]    ABSTAIN

     (5) TO TRANSACT such other business as may properly come before the meeting.

Dated this ____ day of ________________, 2003


_________________________________ (Seal) _______________________________ (Seal)

(Signature of Stockholder)               (Signature of Stockholder)
--------------------------               --------------------------

Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.